Exhibit 99


     OMI Corporation Reports 2004 Record First Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--April 20, 2004--OMI Corporation
(NYSE:OMM)

    Highlights for the first quarter of 2004 and the second quarter of
2004

    -- Net Income for the first quarter ended March 31, 2004 was $56,409,000 or $0.70 basic and diluted earnings per share
        ("EPS"). Both Net income and EPS were records for the Company.

    --  Net income increased 119% over the first quarter last year.

    -- Revenues increased 51% over the first quarter last year. There was significant improvement in the average spot rates for our Suezmax fleet in the first quarter of 2004: 38% over the first quarter of 2003 and 77% over the fourth quarter of 2003.

    -- Strong rates continue for the second quarter of 2004; spot rates for our Suezmax fleet to date are significantly higher than the second quarter of last year. As of today, we have secured spot market business for 40 percent of the days in the quarter at an average time charter equivalent rate in excess of $52,000 per day.

    --  First regular quarterly dividend of $0.05 per share paid.

    -- Continued modernization of our fleet through secure revenues with the delivery of two newbuildings with time charters.

    OMI Corporation (NYSE:OMM) a major international tanker owner and operator today reported net income of $56,409,000 or $0.70 basic and diluted EPS for the first quarter ended March 31, 2004. The net income for the first quarter ended March 31, 2003 was $25,728,000 or $0.33 basic and diluted EPS.
    Revenue of $126,638,000 for the three months ended March 31, 2004 increased $42,853,000 or 51 percent compared to revenue of $83,785,000 for the three months ended March 31, 2003.
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer of the Company commented that "This is certainly a great time to be a tanker owner. Our net income of $56.4 million for the first quarter of 2004 was the best quarter in the Company's history on both a net income and per share basis and exceeded the annual income of the Company and its predecessors for all but two years since 1984. Clearly, we do very well in strong tanker markets even while our strategy stresses protection from weak markets. The most exciting part is that fundamentals indicate that strong markets should persist for several years."

    RECENT ACTIVITIES

    -- In the first quarter of 2004, time charter equivalent ("TCE") rates for OMI's Suezmax fleet showed improvement over the comparable first quarter of 2003. The following table reflects the improvement in average daily TCE rates earned in the spot market by our Suezmax fleet during the first quarter 2004 as compared to the same period in 2003:


                      1st Qtr.    1st Qtr.                %
                       2004        2003     Increase    Change
                  ------------------------------------------------
Suezmax Tankers      $62,286     $45,222    $17,064      38%


    -- During March 2004, OMI contracted for a 47,000 deadweight tons ("dwt") 1A ice-class product carrier scheduled to be delivered in August 2005 (see Fleet Report).

    -- In February and April of 2004, OMI took delivery of two 37,000 dwt 1A ice-class product carriers each of which began five year time charters upon delivery.

    -- During the first quarter of 2004, four vessels on long-term time charter contracts were extended; two year extensions for two product carriers to 2006 and one year extensions for two product carriers to 2005.

    -- In March 2004, we reclassified two of our 1981 single hull Panamax vessels (Volga and Nile) to Vessels held for sale. Also in March 2004, we contracted to scrap the Volga, which is scheduled for the second quarter of 2004.

    MARKET OVERVIEW

    Suezmax Tanker Overview

    The strong freight rate environment of the tanker market in 2003 continued in the first quarter of 2004, and the average TCE for Suezmax tankers in the West Africa to U.S. trade was substantially higher compared to the preceding quarter as well as the same quarter of last year. In fact, it was the highest since 1990. This was the result of higher world oil demand due to improving world economic activity especially in the U.S., China and South East Asia, cold weather during the winter months, and the decline of the U.S. Dollar. Furthermore, the tanker market benefited from a switch of combined carrier tonnage into the strong dry bulk sector, congestion out of the Black Sea due to adverse weather conditions, more long-haul Middle East OPEC oil replacing the loss of Iraqi oil production through a pipeline to the Mediterranean, and the persistent shortfall of oil production in Venezuela, notwithstanding an increase in the world tanker fleet. Freight rates in the crude tanker market have continued to be high thus far in the second quarter of 2004.
    The average OPEC oil production in the first quarter of 2004 totaled about 28.2 million barrels per day ("b/d"), up 1.4 million b/d compared to the same period last year. OPEC oil producers recently announced a reduction to their oil production quotas by 1.0 million b/d, down to 23.5 million b/d (excluding Iraq), beginning April 1, 2004. According to OPEC, this decision was taken in order to contain the seasonal increase of world oil inventories and support oil prices during the seasonal decrease in the demand for oil in the second quarter. However, OPEC oil production is well above quotas, because of the current high oil prices.
    World oil demand in the first quarter of 2004 averaged more than 81 million b/d, and was higher than the preceding quarter as well as above the level prevailing in the same period of last year. World oil demand is expected to decrease seasonally in the current quarter, but still average substantially higher than the second quarter of last year.
    Preliminary commercial crude oil and petroleum products inventories in the United States, Western Europe and Japan at the end of the first quarter of 2004 were about 53 million barrels, or 2.7% higher than last year's level, but 1.0% below the average of the last five years. At the same time, crude oil inventories were 0.9% and petroleum products inventories were 1.1% below the average of the last five years, respectively. Oil inventories are expected to increase in the first half of 2004, but decrease in the later part of the year, and by year-end be at about the same levels as the end of 2003.
    The world tanker fleet totaled 295.3 million dwt at the end of the first quarter of 2004, up by 6.1 million dwt or 2.1% from the year-end 2003 level. The tanker orderbook totaled about 83.1 million dwt, or 28.1% of the existing fleet at the end of the first quarter of 2004. Approximately 20.5 million dwt are for delivery in 2004, 30.1 million dwt in 2005, 19.8 million dwt in 2006 and most of the balance in 2007. The tanker orderbook includes 84 Suezmaxes of about 13.2 million dwt or 34.1% of the existing internationally trading Suezmax tanker fleet.
    The accelerated phase-out of single-hull tankers due to new IMO and European Union ("EU") regulations is expected to moderate the effect of the relatively large tanker orderbook. At the end of the first quarter of 2004, approximately 41.5 million dwt or 14.1% of the total tanker fleet was 20 or more years old, including 18.3 million dwt or 6.2% of the fleet which was 25 or more years old. Furthermore, 19 Suezmaxes were 20 or more years old, including 9 which were 25 or more years old.
    Tanker sales for scrap totaled about 3.0 million dwt in the first quarter of 2004, including four Suezmaxes and three VLCCs. Tanker deletions are likely to be high in the next few years given the age profile of the tanker fleet and stricter regulations.
    The EU adopted new tanker regulations, which commenced on October 21, 2003. In response to the EU regulations, the IMO adopted new strict tanker regulations which will commence on April 5, 2005. These regulations primarily prevent single-hull tankers of 5,000 dwt and above from carrying heavy fuel oils from early April 2005; accelerate the phase-out of single-hull tankers to 2010, in line with EU rules, with some exceptions, and force all single hull tankers to comply with the Condition Assessment Scheme (CAS) from the age of 15 years, commencing in 2005.
    At the end of the first quarter of 2004 there were 112.2 million dwt of tankers or 38% of the total tanker fleet which will be affected by these regulations.

    Product Tanker Overview

    The strong performance of the product tanker market in 2003 continued in the first quarter of 2004, and the average spot TCE for handysize product tankers in the Caribbean was 76% higher than the previous year, and the highest since 1990. The product tanker market improvement was the result of increasing world economic activity especially in the U.S., China and Southeast Asia and the usual seasonal oil demand gains, notwithstanding an increase of the world product tanker fleet. Freight rates in the product tanker market have continued at high levels thus far in the second quarter of 2004.
    The world product tanker fleet totaled about 54.4 million dwt at the end of the first quarter of 2004, up by about 2.8% from the year-end 2003 level. The product tanker orderbook for delivery over the next few years totals about 24.1 million dwt, or about 44.3% of the existing product tanker fleet at the end of the first quarter of 2004. Approximately 6.8 million dwt are for delivery in 2004, 8.9 million dwt in 2005, 5.8 million dwt in 2006 and most of the balance in 2007. At the end of the first quarter of 2004, approximately 12.6 million dwt or 23.2 % of the existing fleet was 20 or more years old. The orderbook for handysize and handymax product tankers at the end of the first quarter of 2004 totaled about 10 million dwt or 30.5% of the existing handysize and handymax product tanker fleet.
    The tanker market is expected to benefit as a result of higher world oil demand due to improving world economic activity, especially in the U.S., Latin America, China and Southeast Asia, possible disruptions due to political instability in short-haul oil producers Venezuela and Nigeria, and stricter tanker regulations by IMO and the European Union. However, given the high tanker orderbook, tanker rates will depend on the level of world economic activity and oil demand growth as well as the total amount of tanker scrappings.

    FINANCIAL INFORMATION

    The following table summarizes OMI Corporation's results of operations for the three months ended March 31, 2004 compared to the three months ended March 31, 2003.


RESULTS OF OPERATIONS
---------------------

(In thousands, except per share data) For The Three Months
(unaudited)                              Ended March 31,
                                         2004     2003
                                       --------- --------
Voyage and time charter revenue        $126,403  $83,697
Voyage expense                           15,336   12,227
                                       --------- --------
Time charter equivalent revenue         111,067   71,470
Other revenue                               235       88
Vessel expenses and charter hire
 expense                                 29,485   19,945
Depreciation and amortization            13,363   12,099
General and administrative expenses       4,383    4,534
Loss on disposal of assets (1)                -    3,215
                                       --------- --------
Operating income                         64,071   31,765
                                       --------- --------

Interest expense                         (7,819)  (6,130)
Interest income                             157       93
                                       --------- --------
Net income                              $56,409  $25,728
                                       ========= ========

Basic earnings per share                  $0.70    $0.33
Diluted earnings per share                $0.70    $0.33

Weighted average shares outstanding-
 basic                                   80,908   76,836
Weighted average shares outstanding-
 diluted                                 81,048   77,036

(1) The first quarter of 2003 loss of $3,215,000 resulted from the sale of two single hull product carriers built in 1984.

    Time Charter Equivalent Revenue

    TCE revenue comprises revenue from vessels operating on time charters ("TC") and voyage revenue less voyage expenses from vessels operating in the spot market. TCE revenue is used to measure and analyze fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. TC revenue is earned by vessels under contract for a specific period of time with duration usually greater than one year. The Company earned TCE revenue of $111,067,000 for the three months ended March 31, 2004 and $71,470,000 for the three months ended March 31, 2003. During the first quarter of 2004, 27 percent or $29,780,000 of our TCE revenue was earned by vessels operating on TC and 73 percent or $81,287,000 of our TCE revenue was earned by vessels operating on voyage charters in the spot market. The TCE revenue earned by TC was $5,683,000 higher for the three months ended March 31, 2004 compared to the respective 2003 period, primarily because of the increase in TCE revenue for the additional 348 operating days from five newbuildings that began TCs. However, the percent of TCE revenue earned by vessels on TC to total TCE revenue declined in 2004 from 34 percent for the first quarter 2003 to 27 percent because the spot market was stronger in 2004. There was an increase of 71 percent or $33,842,000 in TCE revenue earned by vessels operating in the spot market during the three months during the quarter ended March 31, 2004 compared to the comparable period in 2003.
    Our business strategy is to blend long-term contract revenue at attractive rates with the ability to capture additional earnings in strong spot markets with the Suezmax tanker fleet, certain of our product carriers, Panamaxes and from profit sharing arrangements (seven of the product carriers are on time charter). Currently, 23 of our 37 vessels operate on time charters. However, the majority of our tonnage (approximately 68 percent), including all of our Suezmaxes, operates in the spot market, giving us the ability to take advantage of high rates. Currently, every $1,000 per day increase in our vessels operating in the spot market (including vessels with profit sharing arrangements) increases annual TCE revenue by approximately $6,300,000 or $0.08 basic EPS. All of our contracts that have profit sharing arrangements have a floor rate and profit sharing without a cap. In 2004 and 2005, three more vessels with profit sharing arrangements will be delivered. These profit sharing arrangements enable us to benefit from strong tanker markets while protecting our downside. During 2004, the contracts for three vessels with profit sharing expire, but two of those vessels have been extended at a fixed rate.
    The following table compares TCE revenue earned by vessels on TC for the three months ended March 31, 2004 to the three months ended March 31, 2003, in thousands of dollars and as a percent of Total TCE revenue in each of the 2004 and 2003 periods:


                                                  For The Three
                                              Months Ended March 31,
                                                                 Net
TCE Revenue for vessels on TC                 2004     2003    Change
--------------------------------------------------- -------- ---------
Crude oil Fleet                             $2,988   $2,890   $    98
Product Carrier Fleet (1)                   26,792   21,207     5,585
                                          --------- -------- ---------
Total                                      $29,780  $24,097    $5,683
                                          ========= ======== =========
% of TCE Revenue for vessels
    on TC to Total TCE Revenue                  27%      34%

(1) Increases in TCE revenue resulted from the delivery of five new vessels in 2003 and 2004.

    The following table compares TCE revenue earned by vessels on spot for the three months ended March 31, 2004 to the three months ended March 31, 2003, in thousands of dollars and as a percent increase in spot revenue in 2004:

                                     For The Three Months
                                        Ended March 31,       Net
                                      2004        2003       Change
                                 ------------- ---------- -----------
TCE Revenue for vessels on Spot
-------------------------------
Crude oil Fleet  (1)                  $79,310    $39,240     $40,070
Product Carrier Fleet  (2)              1,977      8,205      (6,228)
                                 ------------- ---------- -----------
Total                                 $81,287    $47,445     $33,842
                                 ============= ========== ===========
% increase in spot revenue in
 2004                                                             71%

(1) Increases in 2004 resulted from additional operating days from vessels acquired and increased TCE spot rates.
(2) Decreases in 2004 resulted from the disposal of five vessel and the redelivery of a vessel chartered-in.

    TCE revenue increased during the first quarter of 2004 compared to the first quarter of 2003 primarily as a result of improvement in the market (see Market Overview and detailed fleet schedules) and additional operating days.
    There were additional operating days during the first quarter of 2004 as a result of vessels acquired:

    -- Suezmax fleet on spot charters-- acquired two second hand vessels in August 2003 increasing the fleet's operating days by 182. Two vessels that began operating in the Gemini Suezmax tanker pool in December 2003 also increased the fleet's operating days by 182.

    -- Product carriers--acquired five newbuildings delivered in January, March, April and July 2003 and February 2004, which contributed an increase of 348 operating days between the first quarter of 2003 and the first quarter of 2004.

    TCE revenue declined for product carriers operating on spot resulting from the disposal of five vessels, two in April, one in October and two in November 2003.
    Vessel expenses and charter hire expense increased $9,540,000 for the three months ended March 31, 2004. Charter hire expense increased for the first quarter of 2004 by $10,298,000 primarily for the charter hire expense from the two vessels that commenced operating in the Gemini Suezmax pool that began in December 2003 (see discussion of Gemini Pool). Vessel expenses decreased $758,000 for the three months ended March 31, 2004 primarily as a result of the disposal of the older single hull vessels, which had higher operating costs than the newbuildings acquired. Depreciation and amortization expense increased $1,264,000 during the three months ended March 31, 2004 because of the acquisition of vessels.

    Gemini Pool

    In December 2003, OMI began operating Gemini Tankers ("Gemini"), which is a wholly owned subsidiary of OMI. Gemini is a pool for double hulled Suezmax vessels. Currently, there are 12 Suezmax vessels (10 from OMI and two from a European shipowner operating in the pool). The earnings of the pool are allocated to the pool members by an agreed upon formula. The revenues and expenses of Gemini are consolidated into OMI and are reflected in the results for the three month period ended March 31, 2004.

    LIQUIDITY AND CAPITAL EXPENDITURES

    Cash and cash equivalents of $65,989,000 at March 31, 2004 increased $17,201,000 from cash and cash equivalents of $48,788,000 at December 31, 2003. Net cash provided by operating activities of $70,569,000 for the quarter ended March 31, 2004 increased $33,517,000 compared to net cash provided by operating activities of $37,052,000 for the quarter ended March 31, 2003. Currently, we have $283,667,000 available in undrawn debt.
    Our debt to total capitalization (debt and stockholders' equity) at March 31, 2004 was 48 percent and net debt (total debt less cash and cash equivalents) to total net capitalization (total capitalization less cash and cash equivalents) was 45 percent.

    Contracted Time Charter Revenue

    The contracted TC revenue schedule below does not include any estimates for profit sharing in the future periods; however, profit sharing of $1.5 million earned by one vessel currently during the first half of 2004 is included. We have reduced future contracted revenue for any estimated off-hire days relating to drydocks.

    The following table reflects our current contracted time charter revenue through 2008 and includes the three new five year time charters for the product carriers to be delivered in 2004 and 2005:



                     2004      2005      2006      2007      2008
                   -------    ------    ------    ------    ------
(In millions)
TC Revenue         $113.5     $69.0     $49.4     $33.5     $27.8
Number of
 Vessels (a)           18 (b)    13 (c)     7 (d)    7 (e)      5 (f)

(a) Number of vessels at the end of each year.

(b) 24 vessels will operate on time charters during 2004 (including three vessels beginning time charters upon delivery); assuming no extensions, 6 vessels complete time charter contracts during the year.

(c) 20 vessels will operate on time charters during 2005 (including two vessels that will begin time charters upon delivery); assuming no extensions, 7 vessels complete time charters.

(d) 13 vessels will operate on time charters during 2006; assuming no extensions, 6 vessels complete time charters.

(e) 7 vessels will operate on time charters in 2007.

(f) 7 vessels will operate on time charters in 2008, 2 vessels complete time charters.

    Capital Expenditures

    2004 Drydocks

    OMI evaluates certain vessels to determine if a drydock, special survey, both a drydock combined with a special survey or a postponement is appropriate for each vessel. After inspecting and evaluating vessels we anticipated to be drydocked during 2004, we have reduced the number of vessels and associated off-hire days and costs to drydock for certain vessels. Currently, we anticipate drydocking up to eight vessels during 2004 for an estimated aggregate cost of $6,250,000, and the vessels could incur approximately 192 off-hire days.


The following is a breakdown of the estimated drydock cost (in thousands) for the second quarter and second half of 2004 with allocation of off-hire days by vessel type and charter type (spot or TC):

              Number of Days    Number of Days   Projected
             Second Qtr.-2004  Second Half-2004   Costs
             ----------------------------------------------
Crude Fleet:
ULCC-spot             -              24           $1,500
Panamax-spot         24               -              900
Handysize-TC         24              24            1,200

Clean Fleet:
Products-spot        24               -              650
Products -TC         24              48            2,000

             --------------  -------------- ---------------
Total                96              96           $6,250
             ==============  ============== ===============

    Capital Expenditures for Vessel Acquisitions

    At March 31, 2004, OMI had commitments to construct seven vessels; six handysize and one handymax 1A ice class product carriers (including the vessel delivered in April 2004) with contract costs aggregating $206,380,000. As of March 31, 2004, $37,522,000 of
payments has been made to the shipyards. Bank financing or operating cash will provide most of the additional amounts to be paid. One vessel was delivered on April 19, 2004; one will be delivered in August and one in November 2004. Three vessels will be delivered in 2005 and one in 2006. Four of the vessels will begin five year time charters upon delivery. Construction and delivery payments will aggregate approximately $168,858,000 (before financing) as follows (in thousands):


           Year                       Payments
       -------------               --------------
           2004 (1)                   $68,438
           2005                        80,456
           2006                        19,964

                                   --------------
Total Remaining Payments             $168,858
                                   ==============

(1) Including payment of $16,884,000 made for the delivery of the GARONNE in April 2004.

    Dividend

    OMI's board of directors declared a regular quarterly dividend of $0.05 per share. The current dividend of $4,051,000 was paid on April 14, 2004 to shareholders of record at the close of business on March 22, 2004.

    CONFERENCE CALL

    OMI Corporation will hold an earnings presentation on Wednesday, April 21, 2004 at 8:30 a.m. The presentation will be simultaneously webcast and will be available on the Company's website, http://www.omicorp.com. A replay of the call will be available at 5:00 p.m. on April 21, 2004 at (888) 203-1112 for North America and (719) 457-0820 for International callers (Pass code 894643).


OTHER FINANCIAL INFORMATION

The following table is OMI's Condensed Balance Sheets as of March 31, 2004 and December 31, 2003:

CONDENSED BALANCE SHEETS
------------------------                      March 31,   December 31,
(In thousands)                                  2004          2003
                                             ------------- -----------
                                              (Unaudited)

Cash and cash equivalents                         $65,989     $48,788
Vessels held for sale                              23,769      16,514
Other current assets                               52,055      46,006
Vessels and other property-net                  1,000,355     991,173
Construction in progress (newbuildings)            38,266      31,584
Other assets                                       18,642      19,755
                                             ------------- -----------
Total assets                                   $1,199,076  $1,153,820
                                             ============= ===========

Current portion of long-term debt (1)             $22,709     $21,369
Other current liabilities                          53,949      41,171
Long-term debt (1)                                521,865     543,503
Other liabilities                                   9,098      10,013
Total stockholders' equity                        591,455     537,764

                                             ------------- -----------
Total liabilities and stockholders' equity     $1,199,076  $1,153,820
                                             ============= ===========

(1) As of March 31, 2004, the available debt undrawn under credit facilities was $283,667,000.


    The following table is OMI's Condensed Cash Flows for the three months ended March 31, 2004 and 2003:

CONDENSED CASH FLOWS                        For The Three Months Ended
--------------------                                 March 31,
 (In thousands)
 (Unaudited)                                  2004     2003    Change
                                            -------- -------- --------
Provided (used) by:
Operating Activities                        $70,569  $37,052  $33,517
Investing Activities                        (34,770) (54,714)  19,944
Financing Activities                        (18,598)   9,731  (28,329)
                                            -------- -------- --------
Net Increase (Decrease) in Cash and Cash
 Equivalents                                 17,201   (7,931)  25,132
Cash and Cash Equivalents at the Beginning
 of the Year                                 48,788   40,890    7,898
                                            -------- -------- --------
Cash and Cash Equivalents at the End of the
 Period                                     $65,989  $32,959  $33,030
                                            ======== ======== ========

    RESULTS BY FLEET

    The following discussion of Vessel Operating Income (TCE revenue less vessel expenses, charter hire expense and depreciation and amortization) for the crude and clean segments excludes Loss on disposal of assets and General and administrative expenses and General and administrative expenses.

    Crude Oil Fleet-Vessel Operating Income increased $27,056,000 for the three months ended March 31, 2004 over the comparable three months ended March 31, 2003. The net increase in Vessel Operating Income during the 2004 period was primarily attributable to an increase in the Suezmax, Panamax and ULCC TCE revenue resulting from improved spot rates in addition to increased earnings for the two Suezmaxes delivered in August 2003.

 BREAKDOWN BY FLEET
-----------------------------------------------------
(In thousands, except daily rates & expenses, number of
  vessels and operating days)
(unaudited)                                            For The Three
                                                           Months
                                                       Ended March 31,
 CRUDE FLEET:                                          2004     2003
                                                     -------- --------
Suezmaxes:
 TCE revenue                                         $68,016  $32,469
  Vessel expense                                       3,793    2,772
   Charter hire expense                               15,537    4,405
   Depreciation and amortization                       4,432    3,262
                                                     -------- --------
   Vessel Operating Income (1)                       $44,254  $22,030
                                                     ======== ========

 Average daily TCE (Spot)                            $62,286  $45,222
 Average daily vessel expense                         $5,210   $5,133

Average number of OMI vessels for the period * (2)      10.0      8.0
 Number of OMI TCE revenue days                          910      718
 Number of pool member TCE revenue days (3)              182        -

ULCC:
 TCE revenue                                          $2,771   $1,363
  Vessel expense                                         661      486
   Depreciation and amortization (4)                       -      502
                                                     -------- --------
   Vessel Operating Income                            $2,110     $375
                                                     ======== ========

 Average daily TCE                                   $30,453  $15,149
 Average daily vessel expense                         $7,264   $5,400

Average number of vessels for the period                   1        1
 Number of TCE revenue days                               91       90

 Panamaxes:
 TCE revenue                                          $8,523   $5,408
  Vessel expense                                       1,341    1,818
   Depreciation and amortization (5)                   2,008    1,419
                                                     -------- --------
   Vessel Operating Income                            $5,174   $2,171
                                                     ======== ========

 Average daily TCE                                   $31,218  $20,030
 Average daily vessel expense                         $4,912   $6,733

Average number of vessels for the period                   3        3
 Number of TCE revenue days                              273      270

Handysize Crude Oil Carriers-on time charter:
 TCE revenue                                          $2,988   $2,890
  Vessel expense                                         621      617
   Depreciation and amortization                         714      714
                                                     -------- --------
   Vessel Operating Income                            $1,653   $1,559
                                                     ======== ========

 Average daily TCE                                   $16,418  $16,013
 Average daily vessel expense                         $3,412   $3,428

Average number of vessels for the period                   2        2
 Number of TCE revenue days                              182      180

 Total Vessel Operating Income                       $53,191  $26,135
                                                     ======== ========

Note: Average daily vessel expenses are computed using the number of days in the period which OMI owned the vessel. Number of operating or TCE revenue days used to compute Average daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock.

* includes two vessels chartered-in during the periods shown.

(1) Includes TCE revenue and expenses generated by the pool. The Suezmax pool began December 2003 and includes our 10 Suezmaxes and two Suezmaxes owned by another pool member.
(2) In August 2003, two 2000 built Suezmax vessels were acquired.
(3) Number of TCE revenue days for the two Suezmaxes owned by another pool member.
(4) Vessel is held for sale.
(5) Two vessels were held for sale at March 31, 2004. One of the two vessels is contracted to be sold in the second quarter of 2004.

    Clean Fleet- Vessel Operating Income increased $1,985,000 for the three months ended March 31, 2004 over the comparable three months ended March 31, 2003. The increase in Vessel Operating Income for the 2004 period was attributable to the increases for five product carriers acquired in 2003 and 2004, offset by a decrease in earnings for the five single hull product carriers that were disposed of in 2003.


 BREAKDOWN BY FLEET
-----------------------------------------------------
(In thousands, except daily rates & expenses,
 number of vessels and operating days)
(unaudited)                                           For The Three
                                                          Months
                                                      Ended March 31,
 CLEAN FLEET:                                          2004     2003
                                                     -------- --------
Products-on spot:
  TCE revenue                                         $1,977   $8,205
  Vessel expenses                                        277    2,942
   Charter hire expense                                    -    1,242
   Depreciation and amortization                         348    1,608
                                                     -------- --------
   Vessel Operating Income                            $1,352   $2,413
                                                     ======== ========

 Average daily TCE                                   $21,722  $13,265
 Average daily vessel expense                         $3,044   $5,448

Average number of vessels for
   the period (1)*                                       1.0      6.9
 Number of TCE revenue days                               91      620

Products-on time charter:
  TCE Revenue  (2)                                   $26,792  $21,207
  Vessel expenses                                      7,383    6,111
   Charter hire expense                                    -        -
   Depreciation and amortization                       5,766    4,499
                                                     -------- --------
   Vessel Operating Income                           $13,643  $10,597
                                                     ======== ========

 Average daily TCE                                   $15,194  $15,200
 Average daily vessel expense                         $4,188   $4,367

Average number of vessels
  for the period  (3)*                                  19.4     15.6
 Number of TCE revenue days                            1,763    1,400

 Total Vessel Operating Income                       $14,995  $13,010
                                                     ======== ========

Note: Average daily vessel expenses are computed using the number of days in the period which OMI owned the vessel. Number of operating or TCE revenue days used to compute Average daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock.

* includes one chartered-in vessel in 2003. The vessel operated in the spot market March 2003 and then went on time charter.
  The vessel was redelivered in October 2003.

(1) During 2003, three vessels were sold in the fourth quarter and two vessels were sold in the second quarter.
(2) During the first quarter ended 2004 OMI recognized profit sharing of approximately $1,393,000 compared to $1,454,000 for the first quarter ended 2003.
(3) In February 2004, one handysize product carrier was acquired. In January and March of 2003, two handymax product carriers were acquired. In April and July of 2003, two Panamax product carriers were acquired.

    FLEET REPORT

    Our fleet is concentrated primarily into two vessel types, Suezmax tankers, which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. Our fleet currently comprises 37 vessels aggregating approximately 3.0 million dwt, (including the product carrier delivered in April 2004 and excluding the Panamax tanker to be disposed of in the second quarter of 2004) consisting of ten Suezmaxes, two Panamax tankers carrying crude oil, 20 handysize and handymax product carriers, two Panamax product carriers, two handysize crude oil tankers and one ultra large crude carrier ("ULCC"). Currently there are two vessels chartered-in: the OLIVER JACOB, whose charter expires June 2010 and the MAX JACOB, whose charter expires December 2006.

    During February and April 2004, we acquired two handysize product carrier newbuildings.

    The following table of OMI's Fleet includes, wholly owned vessels, chartered-in vessels (designated "(A)" in the table) and vessels to be acquired:


                   Type of    Year                          Charter
Name of Vessel     Vessel     Built   Hull(1)      Dwt     Expiration
--------------    ---------- ------- ---------  --------- ------------
CRUDE OIL FLEET:
----------------
SETTEBELLO(2)       ULCC      1986      SH       322,466      SPOT
SOMJIN              Suezmax   2001      DH       160,183      SPOT
DELAWARE            Suezmax   2002      DH       159,452      SPOT
DAKOTA              Suezmax   2002      DH       159,435      SPOT
SACRAMENTO          Suezmax   1998      DH       157,411      SPOT
PECOS               Suezmax   1998      DH       157,406      SPOT
SABINE              Suezmax   1998      DH       157,332      SPOT
OLIVER JACOB(A)     Suezmax   1999      DH       157,327      SPOT
MAX JACOB(A)        Suezmax   2000      DH       157,327      SPOT
HUDSON              Suezmax   2000      DH       159,999      SPOT
POTOMAC             Suezmax   2000      DH       159,999      SPOT
ELBE                Panamax   1984      SH       66,800       SPOT
NILE(2)             Panamax   1981      SH       65,755       SPOT
TANDJUNG AYU        Handysize 1993      DS       36,362       May-05
BANDAR AYU          Handysize 1993      DS       36,345       Jul-05
                                                -----------
                                                 2,113,599
                                                -----------
CLEAN FLEET:
-------------
OTTAWA              Panamax   2003      DH       70,297       Apr-08
TAMAR               Panamax   2003      DH       70,362       Jul-08
NECHES              Handymax  2000      DH       47,052       Sep-04
SAN JACINTO         Handymax  2002      DH       47,038       Mar-05
MOSELLE             Handymax  2003      DH       47,037       Jan-06
GUADALUPE           Handymax  2000      DH       47,037       Nov-04
AMAZON              Handymax  2002      DH       47,037       Jan-05
ROSETTA             Handymax  2003      DH       47,015       Mar-06
ORONTES             Handysize 2002      DH       37,383       Mar-05
OHIO                Handysize 2001      DH       37,278       Dec-04
ASHLEY              Handysize 2001      DH       37,270       Nov-04
MARNE               Handysize 2001      DH       37,230       Sep-04
LOIRE               Handysize 2004      DH       37,106       Feb-09
GARONNE             Handysize 2004      DH       37,000       Apr-09
TRINITY             Handysize 2000      DH       35,834       Oct-06
MADISON             Handysize 2000      DH       35,828       Sep-06
RHONE               Handysize 2000      DH       35,775       Apr-05
CHARENTE            Handysize 2001      DH       35,751       Sep-06
ISERE               Handysize 1999      DH       35,438       Sep-06
SEINE               Handysize 1999      DH       35,407       Jul-05
SHANNON             Handysize 1991      SH       29,999       SPOT
ALMA                Handysize 1988      SH       29,996       Jul-04
                                                -----------
                                                 920,170
                                                -----------
Total Current Fleet                              3,033,769
                                                -----------

(1) Note: "DH" is double hull, "SH" is single hulled and "DS" is double sided.
(2) Vessel held for sale at March 31, 2004.


Vessels to be Acquired:

                 Type of   Date To Be                         Charter
Name of Vessel   Vessel    Delivered    Hull        Dwt     Expiration
-------------- ---------- ----------- ---------  --------- -----------
Vessels to be Acquired:

SAONE          Handysize     Aug-04      DH        37,000      Aug-09
GANGES         Handysize     Nov-04      DH        37,000       SPOT
FOX            Handysize     Jun-05      DH        37,000      Jun-10
THAMES         Handymax      Aug-05      DH        47,000       SPOT
TEVERE         Handysize     Aug-05      DH        37,000      Aug-10
RHINE          Handysize     Apr-06      DH        37,000       SPOT
                                               ------------
Total Vessels to be Acquired                      232,000
                                               ------------

Total with Vessels to be Acquired               3,265,769
                                               ============

Note: "DH" is double hull.

    FORWARD-LOOKING INFORMATION

    This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plan" "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements include, without limitation: estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when new vessels will be delivered by shipyards to the Company and when they may be chartered by customers; estimates of when vessels may be contracted for sale and delivered to buyers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double hulled vessels; statements as to the projected development of the Company's strategy and how it may act to implement its strategy; estimates of future costs and other liabilities for certain environmental matters and investigations and the expectations concerning insurance coverage therefore; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related offhire days; estimates of capital requirements and the sources of the funding; statements regarding financial hedges and their affects.
    Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability and cost of financing.
    All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789